UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 26, 2020 (June 22, 2020)

FORTUNE VALLEY TREASURES, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-55555	32-0439333
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

13th Floor, Building B1, Wisdom Plaza Qiaoxiang Road, Nanshan District Shenzhen, Guangdong, China	518000
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (86) 755-86961405

No. 10 of Tuanjie 2nd Road, Beice, Humen, Dongguan, Guangdong, China 518000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b–2 of the Securities Exchange Act of 1934 (§ 240.12b–2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 1.01 Entry into a Material Definitive Agreement.

On June 22, 2020, Fortune Valley Treasures, Inc. (“FVTI”), along with Qianhai DaXingHuaShang Investment (Shenzhen) Co., Ltd., a company incorporated in China and a wholly-owned subsidiary of FVTI (“QHDX”), entered into an equity interest transfer agreement (the “Agreement”) with Dongguan Xixingdao Technology Co., Ltd. (“Xixingdao”), a company incorporated in China, and the two shareholders of Xixingdao, who collectively own 100% equity interest of Xixingdao (the “Sellers”). Xixingdao is engaged in the business of drinking water distribution and delivery in Dongguan City, Guangdong Province, China.

Pursuant to the Agreement, QHDX agreed to purchase 90% of Xixingdao’s equity interest (the “Equity Transfer”) from the Sellers in consideration of shares of FVTI’s common stock (“Issuable Shares”). The completion of the registration of the Equity Transfer with local government authorities (the “Closing”) is subject to satisfaction of all the closing conditions (unless waived), including, but not limited to, (a) completion of due diligence review of Xixingdao to the satisfaction of QHDX, (b) completion of the initial draft of the audited consolidated financial statements of Xixingdao for the fiscal year ended December 31, 2019, and (c) execution of non-competition agreements and confidentiality agreements with the senior management members of Xixingdao.

According to the Agreement, the total number of Issuable Shares will be determined according to the following formula:

Number of Issuable Shares = A x 15 ÷ B ÷ C

For the purpose of the foregoing formula:

A = Audited net profit of Xixingdao during the period from June 1, 2020 to May 31, 2021.

B = The average of the closing prices of FVTI’s common stock for the 30 business days before the date the Issuable Shares are issued.

C = The central parity rate of Chinese Yuan against U.S. Dollars on the date the Issuable Shares are issued as reported by China Foreign Exchange Trading Center.

Xixingdao and Sellers have agreed to achieve certain operation objectives of Xixingdao, including a net profit of RMB 4 million (approximately $565,155) for the period from January 1, 2020 to December 31, 2020. Pursuant to the Agreement, as long as Yuwen Li, one of the Sellers, continues to serve as the general manager and legal representative of Xixingdao, Xixingdao and Sellers shall ensure Xixingdao achieves an increase in annual net profit of no less than 10% during its fiscal years between 2022 to 2025.

To ensure the continuous operations of Xixingdao, the parties agreed that Xixingdao will retain their existing employees and will enter into non-competition and employment agreements with the management team of Xixingdao.

Pursuant to the Agreement, Xixingdao will establish a board of directors consisting of three individuals, two of which will be designated by QHDX and one by the Sellers, and appoint a person designated by the Sellers as general manager.

The parties further agreed that Xixingdao will not make any profit distribution within four years after the execution of the Agreement. In the event of a late payment of the consideration by QHDX or any delay in the registration of the Equity Transfer with local government caused by the Sellers, a daily penalty of 0.01% of the outstanding payment is assessed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 26, 2020

FORTUNE VALLEY TREASURES, INC.

By:	/s/ Yumin Lin
Name:	Yumin Lin
Title:	Chief Executive Officer, President and Secretary